Exhibit 5.1

November 6, 2013

Vonage Holdings Corp.
23 Main Street
Holmdel, NJ 07733

Attn:

Re: Vonage Holdings Corp. (the “Company,” “Vonage” or “we”)

Ladies and Gentlemen:
I am Chief Legal Officer and Secretary of Vonage.
With respect to Amendment No. 2 to Registration Statement on Form S-8 (the “Registration Statement”) filed today by Vonage with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 11,000,000 shares of common stock of Vonage, par value $0.001 per share, which may be issued under the Vonage Holdings Corp. 2006 Stock Incentive Plan, as amended and restated effective as of June 6, 2013 (the “Plan”), I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents and instruments, and such questions of law, as I have considered necessary or desirable for the purpose of this opinion.
In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than Vonage, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Vonage and others.
Based on the foregoing, I am of the opinion that the Shares will be, upon issuance, duly authorized and, when the Shares have been issued and delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid, and non-assessable.
This opinion is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me in Item 5, Interests of Named Experts and Counsel, of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder or Item 509 of Regulation S-K.
Sincerely,
/s/ Kurt M. Rogers_____
Kurt M. Rogers
Chief Legal Officer

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